EXHIBIT 21

           BANKING SUBSIDIARIES OF FIRST VIRGINIA BANKS, INC.

1.    First Virginia Bank
2.    First Virginia Bank-Central
3.    First Virginia Bank-Colonial
4.    First Virginia Bank-Commonwealth
5.    First Virginia Bank-South Hill
6.    First Virginia Bank of Tidewater
7.    First Virginia Bank-Shenandoah Valley
8.    First Virginia Bank-Clinch Valley
9.    First Virginia Bank-Franklin County
10.   First Virginia Bank-Highlands
11.   First Virginia Bank-Piedmont
12.   First Virginia Bank-Southside
13.   First Virginia Bank-Southwest
14.   First Virginia Bank-Mountain Empire
15.   Tri-City Bank and Trust Company
16.   Bank of Madisonville
17.   United Southern Bank
18.   First Knoxville Bank
19.   First Virginia Bank-Maryland
20.   First Virginia Bank-Central Maryland